SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): December 30, 1996



                                TEREX CORPORATION

               (Exact Name of Registrant as Specified in Charter)


          Delaware                    1-10702                  34-1531521

(State or Other Jurisdiction        (Commission               (IRS Employer
      of Incorporation)             File Number)            Identification No.)



           500 Post Road East, Suite 320, Westport, Connecticut 06880

               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (203) 222-7170




          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         Following the recent sale of Terex Corporation's ("Terex" or the "Company") Clark Material Handling business, Terex offered to repurchase (the "Offer") $100 million principal amount of its 13.25% Senior Secured Notes due 2002 (the "Notes"). The Offer expired on December 27, 1996, but no Notes were tendered for repurchase. As a result, the $100 million of sale proceeds was available for other corporate purposes.

         The Company's Series A Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") had a 13% dividend rate, which was to increase to 18% at the end of 1998. In light of the foregoing, on December 30, 1996, Terex called for redemption its Series A Preferred Stock on January 29, 1997 (the "Redemption Date").

         All shares of the Series A Preferred Stock outstanding on the Redemption Date will be redeemed in whole at a redemption price of $37.80233 per share ( the "Redemption Price"). The aggregate redemption price for the 1,200,000 shares, comprising the entire issue of the Series A Preferred Stock, is approximately $45.4 million. From and after the Redemption Date, shares of the Series A Preferred Stock will be deemed to be no longer outstanding for any purpose, and all rights with respect to such shares will cease and terminate except only the right of the holders thereof to receive the amount payable upon the redemption thereof, without interest.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 10, 1997

                                      TEREX CORPORATION


                                      By: /s/ David J. Langevin
                                          David J. Langevin
                                          Executive Vice President
                                          (Acting Principal Financial Officer)